CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors
Dole Food Company, Inc.


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Dole Food Company, Inc. Non-Employee Directors Deferred Stock and Cash Compensation Plan, of our report dated February 5, 1996 included in the Dole Food Company, Inc. Annual Report on Form 10-K for the fiscal year ended
December 30, 1995, relating to the balance sheets of Dole
Food Company, Inc. as of December 30, 1995 and December 31,
1994, and the related statements of operations and cash flow for the years ended December 30, 1995, December 31, 1994 and January 1, 1994, and the related schedules and to all references to our Firm included in this Registration Statement and related Prospectus.


                                /s/ ARTHUR ANDERSEN LLP
                                ARTHUR ANDERSEN LLP


Los Angeles, California
June 27, 1996